ROMA FINANCIAL DECLARES DIVIDEND

ROBBINSVILLE, NJ – March 26, 2008 – Roma Financial Corporation (NASDAQ GS: ROMA) (the Company), the holding company of Roma Bank, announced today that its Board of Directors (the Board) declared the Company’s fifth consecutive quarterly cash dividend and authorized an increase of 33.3% in the quarterly dividend. A dividend of $.08 per share, an increase of $.02 per share over the previous quarterly dividend rate, will be paid on or about April 23, 2008 to stockholders of record on April 9, 2008.

President and CEO, Peter A. Inverso, commented that the Board was very pleased to be able to enhance the return on the Company’s stock to its stockholders. Despite continuing pressure on earnings in the banking sector and an uncertain economic outlook, the Company’s strong capital position and previously reported 2007 net income of $7.2 million, provided an opportunity to reward the Company’s stockholders for their confidence and support. It remains the current intention of the Board to continue to pay a dividend quarterly. However, the payment and amount of future dividends will be predicated on the Board’s assessment of the financial condition, earnings and capital requirements of the Company.

Roma Financial Corporation is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 86 years with a complete line of financial products and services. Roma Bank has branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company. We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.